ESCROW AGREEMENT

(Subscription)

This Escrow Agreement (as the same may be amended or modified from time to time and including any and all written instructions given to the "Escrow Agent" (hereinafter defined) pursuant hereto, this "Agreement") is made and entered into as of March 21, 2000, by and among Mag-Well Inc., a Texas Corporation (the "Entity") and Chase Bank of Texas, National Association, a national banking association with its principal offices in Houston, Harris County, Texas (the "Bank").

WITNESSETH:

WHEREAS, the Entity proposes to offer for sale to investors up to 5,000,000 shares of stock (collectively, the "Securities") at a price of $ 1.00 per share pursuant to the terms set forth in a SB-2 offering dated September 24,1999 (the "Memorandum").

WHEREAS, the Entity desires to establish an escrow account in which funds received from subscribers will be deposited pending completion of the Offering. Entity will provide Escrow Agent with the commencement date of the Offering; and

WHEREAS, the Entity has requested Bank to act in the capacity of escrow agent under this Agreement, and Bank, subject to the terms and conditions hereof, has agreed so to do.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

AGREEMENTS:

1. Appointment of Escrow Agent. The Entity hereby appoints the Bank as escrow agent under this Agreement (the Bank in such capacity, the "Escrow Agent"), and Escrow Agent hereby accepts such appointment.

2. Establishment of Escrow Account. On or prior to the date of the commencement of the Offering, the parties shall establish an interest bearing escrow account with the Escrow Agent, which escrow account shall be styled Mag-Well Inc., Escrow (the "Escrow Account"). The Entity will instruct subscribers to make checks for subscriptions payable to the order of the Escrow Agent. The Escrow Agent shall return any checks which it receives that are made payable to a party other than the Escrow Agent to Entity.

3. Escrow Period. The escrow period (the "Escrow Period") for the Offering shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

A. The date upon which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $500,000 in "collected funds" (the "Minimum Amount"), and the Entity certifies in writing to the Escrow Agent that (i) all other conditions and contingencies, if any, pursuant to the Memorandum or otherwise have been met, or (ii) in the alternative that there do not exist any other conditions or contingencies pursuant to the Memorandum or otherwise or; or

B. One year from commencement of the Offering or such other date to which the offering period has been extended by the Entity; provided, however, that an original counterpart of such extension agreement shall have been provided to the Escrow Agent; or

C. The date, if any, on which the Entity terminates the Offering prior to the receipt of the Minimum Amount; provided, however, that an original counterpart of such termination agreement executed by the Entity identifying the termination date is provided to the Escrow Agent.

The Entity hereby expressly acknowledges and agrees that notwithstanding anything contained herein or elsewhere to the contrary or seemingly to the contrary, the Entity shall not be entitled during the Escrow Period to receive any funds received into escrow, and that during the Escrow Period no amount deposited in the Escrow Account shall become the property of the Entity or any other person or entity or be subject to the debts of the Entity or any other person or entity.

4. Deposit The Entity agrees that it shall promptly deliver all monies received from subscribers for the payment of the Securities to the Escrow Agent for deposit into the Escrow Account together with a written account of each sale, which account shall set forth, among other things, the subscriber's name, address, and social security or federal tax identification number, the number of Securities purchased, the amount paid therefor, and whether the consideration received was in the form. of a check, draft, or money order and a tax identification number or social security number as applicable for each subscriber, by providing Escrow Agent with a copy of each subscription agreement. All monies so deposited in the Escrow Account, (as said amount may increase or decrease as a result of the investment and reinvestment thereof and as said amount may be reduced by charges thereto and payments and offsets therefrom to compensate or reimburse Escrow Agent for amounts owing to it pursuant thereto are hereinafter referred to as the "Deposit").

5. Investment of the Deposit. The Escrow Agent shall invest the Escrow Amount only in Fidelity Treasury Money Market Fund #77, unless otherwise instructed by Entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder.

Receipt, investment and reinvestment of the Deposit shall be confirmed by Escrow Agent as soon as practical by account statement, and any discrepancies in any such account statement shall be noted by the Entity to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (1) actual receipt thereof and (11) three "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid and (b) the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas.

6. Disbursement of the Deposit. Escrow Agent is hereby authorized to make disbursements from the Deposit as follows:

A. In the event the Escrow Agent does not receive funds totaling at least the Minimum Amount in collected funds prior to the termination of the Escrow Period, the Escrow Agent shall refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to the subscriber, together with the subscriber's pro rata share of earnings held in the Escrow Account, and the Escrow Agent shall notify the Entity of such disbursement of the funds. The pro rata share of earnings for each subscriber shall be calculated based on the amount of the subscribers collected funds (as defined below) and the actual number of days such funds are in the Escrow Account based on a 360-day year. The funds so returned to each subscriber shall be free and clear of any and all claims of the Entity or any of its creditors. Escrow Agent will not be responsible for determining the amount to be returned to each Subscriber if applicable.

B. In the event (i) the Escrow Agent does receive the Minimum Amount in collected funds and (ii) the Entity confirms that all other conditions and contingencies, if any, pursuant to the Memorandum have been met prior to termination of the Escrow Period or that there do not exist any other conditions or contingencies, the Deposit shall be disbursed to the Entity; provided, however, that in no event shall such amount be disbursed to the Entity until such time as such amount shall have been received by the Escrow Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

C. As permitted by this Agreement, to Escrow Agent; and

D. Into the registry of the court in accordance with Sections 11 or 18 hereof.

Notwithstanding anything contained herein or elsewhere to the contrary, it is hereby expressly agreed and understood that the Escrow Agent shall be entitled to charge the Deposit for, and pay and set-off from the Deposit, any and all amounts, if any, then owing to it pursuant to this Agreement prior to the disbursement of the Deposit in accordance with clause (A) through (D) (all inclusive) of this Section 6.

7. Collection Procedure. The Escrow Agent is hereby authorized to forward for collection each check which it receives as contemplated hereby and, upon collection of the proceeds of each such check, to deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

Any check returned unpaid to the Escrow Agent shall be returned by the Escrow Agent to the Subscriber that submitted the check. In such cases, the Escrow Agent will promptly notify the Entity of such return.

If the Entity rejects any subscription, the Entity shall promptly notify the Escrow Agent in writing of the same and after receipt of any such notice, (a) the Escrow Agent shall promptly issue a refund check to the rejected subscriber if the Escrow Agent has already collected funds therefor, (b) if the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has collected such funds, and (c) if the Escrow Agent has not yet submitted a rejected subscriber's check for collection or upon the return unpaid of any rejected subscriber's check, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

8. Tax Matters. The Entity shall provide the Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Agreement and with the taxpayer identification number or social security number of each subscriber along with the check for each such subscriber. Failure so to provide such forms may prevent or delay disbursements from the Deposit and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Deposit. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

9. Scope of Undertaking. Escrow Agent's duties and responsibilities in connection with this Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Deposit and shall not be required to disburse the Deposit or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and disburse the Deposit as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 10 hereinbelow, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own finds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

10. Reliance; Liability. Escrow Agent may rely on, and shall not be liable for acting or refraining from acting in accordance with, any written notice, consent, certificate, receipt, direction, authorization, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Deposit pursuant to this Agreement; provided, however, that in no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent's fee hereunder and provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of the Entity or any agent or correspondent or any other person selected by Escrow Agent; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Agreement, the form or execution hereof or for the identity or authority of any person executing this Agreement or any part hereof or depositing the Deposit.

11. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Agreement or the Deposit, or should a substitute escrow agent fail to be designated as provided in Section 18 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Deposit or the taking of any other action hereunder until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, in any event to the satisfaction of Escrow Agent, and Escrow Agent shall not in any event be or become liable for its refusal or failure to act during such period and/or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Agreement or the Deposit, the Entity hereby agrees to reimburse Escrow Agent for its attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder.

12. Indemnification. The Entity hereby indemnifies Escrow Agent, its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, litigation and arbitration, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of such Indemnified Party. IT IS THE EXPRESS INTENT OF THE ENTITY TO INDEMNIFY EACH OF THE INDEMNIFIED PARTIES FOR, AND HOLD THEM HARMLESS AGAINST, THEIR OWN NEGLIGENT ACTS OR OMISSIONS.

13. Compensation and Reimbursement of Expenses. The Entity hereby agrees to pay Escrow Agent for its services hereunder in accordance with Escrow Agent's fee schedule attached as Schedule 11 as in effect from time to time and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Agreement, including, without limitation, attorneys' fees, brokerage costs and related expenses incurred by Escrow Agent. The foregoing notwithstanding, the Entity shall be liable to Escrow Agent for the payment of all such fees arid expenses. In the event the Entity for any reason falls to pay any such fees and expenses as and when the same are due, such unpaid fees and expenses shall be charged to and set-off and paid from the Deposit by Escrow Agent without any further notice.

14. Lien. The Entity hereby grants to Escrow Agent a lien upon, and security interest in, all its right, title and interest in and to all of the Deposit as security for the payment and performance of its obligations owing to Escrow Agent hereunder, including, without limitation, its obligations of payment, indemnity and reimbursement provided for hereunder, which lien and security interest may be enforced by Escrow Agent without notice by charging, and setting-off and paying from, the Deposit any and all amounts then owing to it pursuant to this Agreement or by appropriate foreclosure proceedings.

15. Notices. Any notice or other communication required or permitted to be given under this Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

If to Escrow Agent:

Chase Bank of Texas, National Association

600 Travis Street, Suite 1150

Houston, Texas 77002

Attn: Greg Campbell

Capital Markets Fiduciary Services/Escrow Section

Telefax No.: (713) 216-6927

If to Entity:

Mag-Well Inc.

404 Lakeview Dr.

Boerne, Texas 78006

Attn: William Dillard, Jr.

Telefax No.: 830-249-2609

Except to the extent otherwise provided in the second paragraph of Section 5 hereinabove, delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section.

16. Consultation with Legal Counsel. Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

17. Choice of Laws; Cumulative Rights. This Agreement shall be construed under, and governed by, the laws of the State of Texas, excluding, however, (a) its choice of law rules and (b) the portions of the Texas Trust Code Sec. 111.001, et seq. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of Escrow Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Agreement shall be Harris County, Texas, and the Entity hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.

18. Resignation. Escrow Agent may resign hereunder upon [ten (10)] days' prior notice to the Entity and the Broker/Dealer. Upon the effective date of such resignation, Escrow Agent shall deliver the Deposit to any substitute escrow agent designated by the Entity in writing. If the Entity fails to designate a substitute escrow agent within ten (10) days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent's sole responsibility after such 10-day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate.

19. Assignment This Agreement shall not be assigned by the Entity without the prior written consent of Escrow Agent (such assigns of the Entity to which Escrow Agent consents, if any, and Escrow Agent's assigns being hereinafter referred to collectively as "Permitted Assigns").

20. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

21. Termination. This Agreement shall terminate upon the disbursement, in accordance with Section 6 or hereof, of the Deposit in full; provided, however, that in the event all fees, expenses, costs or other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 13 hereof shall survive the termination hereof and, provided further, that the provisions of Sections 11 and 12 hereof shall, in any event, survive the termination hereof.

22. Funds Transfer. In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule I hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

23. General. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice-versa, and each pronoun in any gender shall include all other genders. The tern-is and provisions of this Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither the Entity nor Escrow Agent has relied on any representations or agreements of the other, except as specifically set forth in this Agreement. This Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and Permitted Assigns. This Agreement is for the sole and exclusive benefit of the Entity and the Escrow Agent, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.
Chase Bank of Texas	National Association
By: /s/ Greg Campbell
Name: Greg Campbell
Title: Assistant Vice President & Trust Officer
"Escrow Agent"

Mag-Well Inc.
By: /s/ William Dillard, Jr.
Name: William W. Dillard, Jr.
Title: President
"Entity"

Schedule I

Telephone Number(s) for Call-backs and Person(s)
Designated to Confirm Funds Transfer Instructions

If to Entity:

Name	Telephone Number
1. William W, Dillard, Jr.	830-249-2610
2. John Comey	800-488-1278